Exhibit 99.1

FERRELLGAS PARTNERS, L.P. COMPLETES CLOSING OF BRIDGER
LOGISTICS ACQUISITION

OVERLAND PARK, Kansas — June 24, 2015 — Ferrellgas Partners, L.P. (NYSE:FGP) today announced that it has completed the closing for Bridger Logistics for a purchase price of approximately $562.5 million in cash and 11.2 million common units of Ferrellgas Partners, L.P.

About Bridger

Founded in 2010, Bridger operates an integrated portfolio of crude-focused midstream assets that generate fee-based income by providing crude oil transportation and logistics services on behalf of oil and gas producers, marketers and end-users of crude oil. Bridger’s integrated portfolio of midstream assets consists of truck, pipeline terminal, pipeline, rail and maritime assets. Bridger’s cash flow is expected to be predominantly generated from fee-based commercial agreements, with approximately 60% of estimated EBITDA supported by long-term take-or-pay contracts.

About Ferrellgas

Ferrellgas Partners, L.P., through its operating partnership, Ferrellgas, L.P., and subsidiaries, serves propane customers in all 50 states, the District of Columbia and Puerto Rico, and provides midstream services to major energy companies in the United States. Ferrellgas employees indirectly own 22.8 million common units of the partnership through an employee stock ownership plan. Ferrellgas Partners, L.P. filed a Form 10-K with the Securities and

Exchange Commission on September 29, 2014. Investors can request a hard copy of this filling free of charge and obtain more information about the partnership online at www.ferrellgas.com.

Statements in this release concerning expectations for the future are forward-looking statements. A variety of known and unknown risks, uncertainties and other factors could cause results, performance and expectations to differ materially from anticipated results, performance and expectations. These risks, uncertainties and other factors are discussed in the Form 10-K of Ferrellgas Partners, L.P., Ferrellgas Partners Finance Corp., Ferrellgas, L.P., and Ferrellgas Finance Corp. for the fiscal year ended July 31, 2014 and in other documents filed from time to time by these entities with the Securities and Exchange Commission.

Contacts

Jack Herrold, Investor Relations — jackherrold@ferrellgas.com or (913) 661-1851

Jim Saladin, Media Relations — jimsaladin@ferrellgas.com or (913) 661-1833

Scott Brockelmeyer, Media Relations — scottbrockelmeyer@ferrelllgas.com or (913) 661-1830